Exhibit 3.1 - Restated Certificate of Incorporation

EXHIBIT 3.1

                   CERTIFICATE OF AMENDMENT OF
              RESTATED ARTICLES OF INCORPORATION OF
                     BURR-BROWN CORPORATION


       The   undersigned,  being  the  Chairman  and   Secretary,
respectively, of Burr-Brown Corporation, a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

      1.    The first paragraph of Article FOURTH of the Restated
Certificate of Incorporation of this corporation is amended to read in its entirety as follows:

           `FOURTH: The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares which the Corporation shall have authority to issue is Eighty-Two Million (82,000,000) and the aggregate par value of all shares of stock that are to have a par value shall be Eight Hundred Twenty Thousand Dollars ($820,000). The total number of shares of Preferred Stock shall be Two Million (2,000,000) and the par value of each share of such class shall be One Cent ($.01). The total number of shares of Common Stock shall be Eighty Million (80,000,000) and the par value of each share of such class shall be One Cent ($.01)."


     2. Said Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, by approval of the Board of Directors of the corporation and by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote.

      IN  WITNESS WHEREOF, Burr-Brown Corporation has caused this
Certificate of Amendment to be signed by its Chairman and attested by its Secretary this 15th day of May, 1996.


                              BURR-BROWN CORPORATION

                              By:       THOMAS R. BROWN, JR.
                                   Thomas R. Brown, Jr.

Attest:
JILL H. RICE
Jill H. Rice, Secretary